Exhibit 23
1900 NW Corporate Boulevard, Suite E210
Boca Raton, Florida 33431
Tel. 561-886-4200
Fax. 561-886-3330
e-mail:info@sherbcpa.com
Offices in New York and Florida
Sherb & Co.
Certified Public Accountants
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
Health Benefits Direct Corporation
We hereby consent to the incorporation by reference in the Registration Statement of Health Benefits Direct Corporation and the related prospectuses of our audit report dated March 19, 2007 with respect to the consolidated balance sheet at December 31, 2006 and consolidated statements of operations, changes in shareholders’ equity and cash flows of Health Benefits Direct Corporation for the years ended December 31, 2006 and 2005 in the Form 10-KSB.

Boca Raton, Florida	/s/ Sherb & Co., LLP
March 28, 2007	Certified Public Accountants

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